Exhibit 99.1

2007-19

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

CAMERON ELECTS MICHAEL MCSHANE TO BOARD OF DIRECTORS

HOUSTON (December 13, 2007) — Cameron has elected Michael McShane to the Company’s Board of Directors.

McShane, 53, has been president and chief executive officer of Grant Prideco, Inc. since June 2002 and became chairman of the board in May 2003. Previously, McShane was with BJ Services Company, where he served as senior vice president-Finance and chief financial officer and a director from 1998 to 2002, and as vice president-Finance and chief financial officer and a director from 1990 to 1998. He was employed with Reed Tool Company in various financial management positions from 1980 to 1987. McShane is also a director of Complete Energy Services, Inc. His election increases the size of Cameron’s board to nine members.

Cameron Chairman and Chief Executive Officer Sheldon R. Erikson said, “We are pleased to welcome Mike to Cameron’s board. His industry knowledge and extensive experience will certainly be valuable to Cameron and its stockholders.” Erikson added that McShane will stand for reelection by the stockholders at the Company’s annual meeting in May.

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.

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Website: www.c-a-m.com